As filed with the Securities and Exchange Commission on November 13, 2006

Registration No. 333-133359

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

RUBIO’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0100303 (I.R.S. Employer Identification No.)

1902 Wright Place, Suite 300
Carlsbad, California 92008
(Address of Principal Executive Offices)

Rubio’s Restaurants, Inc. 1999 Stock Incentive Plan
Rubio’s Restaurants, Inc. 2006 Executive Incentive Plan
(Full Title of the Plan)

Mr. John Fuller
Chief Financial Officer
1902 Wright Place, Suite 300
Carlsbad, California 92008
Telephone: (760) 929-8226
Facsimile: (760) 929-8203
(Name and Address of Agent For Service)

Copy to:
Alan Jacobs, Esq.
Heller Ehrman LLP
4350 La Jolla Village Drive, 7th Floor
San Diego, California 92122-1246
Telephone: (858) 450-8400
Facsimile: (858) 450-8499

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock, par value $0.001 per share	N/A	N/A	N/A	N/A

(1) The registration fee is transferred from the registration fee paid in connection with the Form S-8 (Registration No. 333-133359), filed on April 18, 2006, for shares registered under the Rubio’s Restaurants, Inc. 1999 Stock Incentive Plan.

EXPLANATORY STATEMENT

The purpose of this post-effective amendment no. 1 to registration statement on Form S-8 filed by Rubio’s Restaurants, Inc., a Delaware corporation (the “registrant”), is to add the registrant’s 2006 Executive Incentive Plan to the registration statement on Form S-8 (Registration No. 333-133359) filed on April 18, 2006.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:

(a)	Our annual report on Form 10-K for the fiscal year ended December 25, 2005;
(b)	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 26, 2006, June 25, 2006 and September 24, 2006; and
(c)	The description of our common stock contained in the registration statement on Form 8-A (Registration No. 000-26125) filed with the Commission on May 18, 1999.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

  Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for us by Heller Ehrman LLP, San Diego, California. Craig S. Andrews, a company director, is a shareholder of Heller Ehrman LLP. Mr. Andrews holds 7,003 shares of our common stock, options to purchase 60,000 shares of our common stock and restricted stock units representing 4,500 shares of our common stock. Mr. Andrews also beneficially owns 6,241 shares of common stock held in an individual retirement account by Bear Sterns as custodian. Mr. Andrews' children own an aggregate of 4,680 shares of our common stock.  Mr. Andrews disclaims beneficial ownership of the shares held by his children.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits us to indemnify our directors and officers under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also permits us to purchase and maintain insurance on behalf of our directors and officers against any liability asserted against them and incurred by them arising out of their capacity or status as directors and officers, whether or not we would have the power to indemnify our directors and officers against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

Article VII of our Restated Bylaws generally provides that we shall indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law and that we shall advance, prior to the final disposition of any proceeding, promptly following a request, all expenses incurred by any director or executive officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified by us. Under Article V, Section B of our Third Amended and Restated Certificate of Incorporation, to the extent permitted by applicable law, we may indemnify our directors and officers through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to action for breach of duty to us, our stockholders or others.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Article V, Section A of our Third Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except that the indemnification does not eliminate or limit the liability of a director for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law; and
•	any transaction from which the director derived an improper personal benefit.
We have also entered into indemnification agreements with our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Our Restated Bylaws also permit us to secure insurance on behalf of any officer or director for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have in force directors and officers liability insurance that insures directors and officers of the Company.

Item 7. Exemption from Registration Claimed.

  Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1*	Opinion of Heller Ehrman LLP.
10.1(1)	2006 Executive Incentive Plan.
10.2(2)	Form of Restricted Stock Unit Agreement for Employees.
10.3(2)	Form of Restricted Stock Unit Agreement for Directors.
23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
23.3*	Consent of Heller Ehrman LLP (filed as a part of Exhibit 5.1).
24.1*	Power of Attorney (contained on signature page).
*Previously filed.
(1) Incorporated by reference to Appendix B of registrant’s Proxy Statement filed on June 23, 2006.
(2) Incorporated by reference to registrant’s quarterly report on Form 10-Q filed on November 6, 2006.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 (§239.13 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions summarized in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this post-effective amendment no. 1 on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Carlsbad, state of California, on this 13th day of November, 2006.

Rubio’s Restaurants, Inc.

By:	/s/ Daniel E. Pittard
Daniel E. Pittard
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Daniel E. Pittard
Daniel E. Pittard	President and Chief Executive Officer (principal executive officer)	November 13, 2006

/s/ John Fuller
John Fuller	Chief Financial Officer (principal financial and accounting officer)	November 13, 2006

*
Kyle A. Anderson	Director	November 13, 2006

*
Craig S. Andrews	Director	November 13, 2006

*
William R. Bensyl	Director	November 13, 2006

*
Jack W. Goodall	Director	November 13, 2006

*
Loren C. Pannier	Director	November 13, 2006

*
Ralph Rubio	Chairman of the Board of Directors	November 13, 2006

*
Timothy J. Ryan	Director	November 13, 2006

*By:	/s/ John Fuller
John Fuller
	ATTORNEY-IN-FACT	November 13, 2006

EXHIBIT INDEX

Exhibit No.	Description
5.1*	Opinion of Heller Ehrman LLP.
10.1(1)	2006 Executive Incentive Plan.
10.2(2)	Form of Restricted Stock Unit Agreement for Employees.
10.3(2)	Form of Restricted Stock Unit Agreement for Directors.
23.1	Consent of Independent Registered Public Accounting Firm, KPMG LLP.
23.2	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.
23.3*	Consent of Heller Ehrman LLP (filed as a part of Exhibit 5.1).
24.1*	Power of Attorney (contained on signature page).
*Previously filed.
(1) Incorporated by reference to Appendix B of registrant’s Proxy Statement filed on June 23, 2006.
(2) Incorporated by reference to registrant’s quarterly report on Form 10-Q filed on November 6, 2006.